Exhibit 10.2

FORM OF RESTRICTED STOCK AGREEMENT
UNDER THE
AMENDED AND RESTATED CENTURYLINK 2005 MANAGEMENT INCENTIVE COMPENSATION PLAN
(2010 Grants to Section 16 Officers and HR Director)

This RESTRICTED STOCK AGREEMENT (this “Agreement”) is entered into as of March 8, 2010, by and between CenturyTel, Inc. (“CenturyLink”) and _____ (“Award Recipient”).

WHEREAS, CenturyLink maintains the Amended and Restated 2005 Management Incentive Compensation Plan (the “Plan”) under which the Compensation Committee, or a duly authorized subcommittee thereof (the “Committee”), of the Board of Directors of CenturyLink (the “Board”) may, directly or indirectly, among other things, grant restricted shares of CenturyLink’s common stock, $1.00 par value per share (the “Common Stock”), to key employees of CenturyLink or its subsidiaries (collectively, the “Company”), subject to such terms, conditions, or restrictions as it may deem appropriate; and

WHEREAS, pursuant to the Plan, the Committee has awarded to the Award Recipient restricted shares of Common Stock on the terms and conditions specified below;

NOW, THEREFORE, the parties agree as follows:
1.

AWARD OF SHARES

1.1           Upon the terms and conditions of the Plan and this Agreement, CenturyLink as of the date of this Agreement (the “Grant Date”) hereby awards to the Award Recipient a total of ____ restricted shares of Common Stock (the “Restricted Stock”) that vest, subject to Sections 2, 3 and 4 hereof, in installments as described in this Section 1.

1.2           Of the total number of shares of Restricted Stock, _____ shares (the “Time-Vested Shares”) shall vest one-third per year on each of the following dates:

Scheduled Vesting Date	Number of Shares
March 15, 2011
March 15, 2012
March 15, 2013

1.3           The remaining ______ shares of Restricted Stock (the “Performance-Vested Shares”) shall vest as follows.

(a)           One-half of the Performance-Vested Shares (or ____ shares) shall vest on March 15, 2012 based on the two-year total shareholder return of CenturyLink for 2010 and 2011 ranked in terms of a percentile in relation to the total shareholder return of the companies comprising the S&P 500 Index for the same two-year period.

(b)           The other half of the Performance-Vested Shares (or ____ shares) shall vest on March 15, 2013 based on the three-year total shareholder return of CenturyLink for 2010, 2011 and 2012 ranked in terms of a percentile in relation to the total shareholder return of companies comprising the S&P 500 Index for the same three-year period.

(c)           Total shareholder return shall be calculated to include reinvestment of any and all dividends.

1.4           The number of Performance-Vested Shares granted in Section 1.3 represents the target award.  The Award Recipient may receive a greater or lesser number of shares of Common Stock than those allocated in Section 1.3(a) or 1.3(b) for that performance period, depending on the Company’s total shareholder return ranked in terms of a percentile in relation to that of the S&P 500 companies, which shall be determined as follows:

Performance Level	Company’s Percentile Rank	Payout as % of Target Award
Maximum	≥75th percentile	200%
Target	50th percentile	100%
Threshold	25th percentile	50%
Below Threshold	<25th percentile	0%

The number of shares paid out shall be prorated if the Company’s rank is between (i) the threshold and the target performance levels or (ii) the target and the maximum performance levels.

1.5           Subject to Section 2, any Performance-Vested Shares that do not vest in accordance with Section 1 shall be immediately forfeited.

1.6           The difference between the number of Performance-Vested Shares granted to the Award Recipient under Section 1.3 and the maximum number of shares the Award Recipient may earn under Section 1.4 is referred to herein as the “Additional Shares.”  Any contingent right of the Award Recipient under Section 1.4 to receive Additional Shares shall be treated as restricted stock units under the terms of the Plan.  Any Additional Shares subsequently vested and earned as a result of CenturyLink’s performance exceeding the target performance level shall be issued on March 15, 2012 or March 15, 2013 following the applicable performance period described in Section 1.3.

2.
AWARD RESTRICTIONS ON
RESTRICTED STOCK

2.1           In addition to the conditions and restrictions provided in the Plan, neither the shares of Restricted Stock nor the right to vote the Restricted Stock, to receive dividends thereon or to enjoy any other rights or interests thereunder or hereunder may be sold, assigned, donated, transferred, exchanged, pledged, hypothecated, or otherwise encumbered prior to vesting.  Subject to the restrictions on transfer provided in this Section 2.1, the Award Recipient shall be entitled to all rights of a shareholder of CenturyLink with respect to the Restricted Stock, including the right to vote the shares and, for Time-Vested Shares, the right to receive all dividends and other distributions declared thereon.  All dividends and other distributions relating to any Performance-Vested Shares and all dividend equivalents on the Additional Shares will accrue when declared and be paid to the Award Recipient only upon the vesting of the related Performance-Vested Shares or Additional Shares.

2.2           If the shares of Restricted Stock have not already vested or been forfeited under the terms of this Agreement or the Plan, all of the shares of Restricted Stock shall vest and all restrictions set forth in Section 2.1 shall lapse on the earlier of:

(a)           the date on which the employment of the Award Recipient terminates as a result of (i) death or (ii) disability within the meaning of Section 22(e)(3) of the Internal Revenue Code; or

(b)           unless the Committee otherwise determines in its sole discretion, the occurrence of a Change of Control of CenturyLink, as described in the Plan.

Notwithstanding the foregoing, any use of discretion by the Committee under Section 2.2(b) must be uniform with respect to the Award Recipient and all other similarly-situated key employees who received a comparable grant of Restricted Stock on the Grant Date.

2.3           If the shares of Restricted Stock have not already vested or been forfeited under the terms of this Agreement or the Plan, and the Award Recipient’s employment terminates because of retirement on or after attaining the age of 55 with at least ten years of prior service with the Company but prior to the Award Recipient attaining age 65, then:

(a)           the Award Recipient (i) shall retain a reduced pro rata number of Performance-Vested Shares determined by multiplying the number of Performance-Vested Shares subject to each performance period by a fraction, the numerator of which is the number of full months between the beginning of the performance period and the date of termination and the denominator of which is the number of months in that performance period, provided that the issuance of such shares shall nonetheless remain subject to all other terms and conditions of Section 1, including the payment dates described therein and the eligibility to vest in Additional Shares, and (ii) shall forfeit all other Performance-Vested Shares granted under this Agreement as of the date of termination; and

(b)           provided the Committee has specifically approved such action, all Time-Vested Shares shall vest immediately and all restrictions set forth in Section 2.1 shall lapse.

2.4           If the shares of Restricted Stock have not already vested or been forfeited under the terms of this Agreement or the Plan, and the Award Recipient’s employment terminates because of retirement on or after age 65, then (a) for any Performance-Vested Shares, the Award Recipient shall retain all such shares, provided that the issuance of such shares shall nonetheless remain subject to the terms and conditions of Section 1, including the payment dates described therein and eligibility to vest in Additional Shares; and (b) provided the Committee has specifically approved such action, all Time-Vested Shares shall vest immediately and all restrictions set forth in Section 2.1 shall lapse.

2.5           The Committee may specifically approve the acceleration of vesting of, and lapse of restrictions on, any unvested Time-Vested Shares upon the Company’s termination of the Award Recipient’s employment.

2.6           Prior to the vesting of Performance-Vested Shares under Sections 1.3 and 1.4, the Committee shall (i) ascertain CenturyLink’s performance in the manner described therein and (ii) certify in writing, by resolution or otherwise, the number of shares that shall vest, including any Additional Shares earned as a result of the application of the applicable performance conditions.  If the Award Recipient is subject to the deduction limitation provided in Section 162(m) of the Code, notwithstanding any terms of the Plan, the Committee shall not (a) increase the number of shares awarded to the Award Recipient to an amount that is higher than the number payable under the formula set forth in Section 1.4, (b) waive any of the performance requirements provided in Sections 1.3 and 1.4, or (c) accelerate the vesting of the Performance-Vested Shares.

3.
TERMINATION OF EMPLOYMENT

All unvested Restricted Stock shall automatically terminate and be forfeited if the employment of the Award Recipient terminates for any reason, unless and to the extent otherwise provided in Section 2.

4.
FORFEITURE OF AWARD

4.1           If, at any time during the Award Recipient’s employment by the Company or within 18 months after termination of employment, the Award Recipient engages in any activity in competition with any activity of the Company, or inimical, contrary or harmful to the interests of the Company, including but not limited to: (a) conduct relating to the Award Recipient’s employment for which either criminal or civil penalties against the Award Recipient may be sought, (b) conduct or activity that results in termination of the Award Recipient’s employment for cause, (c) violation of the Company’s policies, including, without limitation, the Company’s insider trading, ethics and compliance policies and programs, (d) participating in the public reporting of any financial or operating result that was impacted by the participant’s knowing or intentional fraudulent or illegal conduct; (e) accepting employment with, acquiring a 5% or more equity or participation interest in, serving as a consultant, advisor, director or agent of, directly or indirectly soliciting or recruiting any employee of the Company who was employed at any time during the Award Recipient’s tenure with the Company, or otherwise assisting in any other capacity or manner any company or enterprise that is directly or indirectly in competition with or acting against the interests of the Company or any of its lines of business (a “competitor”), except for (A) any isolated, sporadic accommodation or assistance provided to a competitor, at its request, by the Award Recipient during the Award Recipient’s tenure with the Company, but only if provided in the good faith and reasonable belief that such action would benefit the Company by promoting good business relations with the competitor and would not harm the Company’s interests in any substantial manner or (B) any other service or assistance that is provided at the request or with the written permission of the Company, (f) disclosing or misusing any confidential information or material concerning the Company, (g) engaging in, promoting, assisting or otherwise participating in a hostile takeover attempt of the Company or any other transaction or proxy contest that could reasonably be expected to result in a Change of Control (as defined in the Plan) not approved by the CenturyLink Board of Directors or (h) making any statement or disclosing any information to any customers, suppliers, lessors, lessees, licensors, licensees, regulators, employees or others with whom the Company engages in business that is defamatory or derogatory with respect to the business, operations, technology, management, or other employees of the Company, or taking any other action that could reasonably be expected to injure the Company in its business relationships with any of the foregoing parties or result in any other detrimental effect on the Company, then the award of Restricted Stock granted hereunder shall automatically terminate and be forfeited effective on the date on which the Award Recipient engages in such activity and (i) all shares of Common Stock acquired by the Award Recipient pursuant to this Agreement (or other securities into which such shares have been converted or exchanged) shall be returned to the Company or, if no longer held by the Award Recipient, the Award Recipient shall pay to the Company, without interest, all cash, securities or other assets received by the Award Recipient upon the sale or transfer of such stock or securities, and (ii) all unvested shares of Restricted Stock and contingent rights to receive Additional Shares  shall be forfeited.

4.2           If the Award Recipient owes any amount to the Company under Section 4.1 above, the Award Recipient acknowledges that the Company may, to the fullest extent permitted by applicable law, deduct such amount from any amounts the Company owes the Award Recipient from time to time for any reason (including without limitation amounts owed to the Award Recipient as salary, wages, reimbursements or other compensation, fringe benefits, retirement benefits or vacation pay).  Whether or not the Company elects to make any such set-off in whole or in part, if the Company does not recover by means of set-off the full amount the Award Recipient owes it, the Award Recipient hereby agrees to pay immediately the unpaid balance to the Company.

4.3           The Award Recipient may be released from the Award Recipient’s obligations under Sections 4.1 and 4.2 above only if the Committee determines in its sole discretion that such action is in the best interests of the Company.

5.
STOCK CERTIFICATES

No stock certificates evidencing the Restricted Stock shall be issued by CenturyLink until the lapse of restrictions under the terms hereof.  Instead, ownership of the Restricted Stock shall be evidenced by a book entry with the applicable restrictions reflected.  Upon the lapse of restrictions on shares of Restricted Stock, CenturyLink shall issue the vested shares of Restricted Stock (either through book entry issuances or delivery of a stock certificate) in the name of the Award Recipient or his or her nominee, subject to the other terms and conditions hereof, including those governing any withholdings of shares under Section 6 below.  Upon receipt of any such vested shares, the Award Recipient is free to hold or dispose of such shares, subject to (i) applicable securities laws, (ii) CenturyLink’s insider trading policy, and (iii) CenturyLink’s stock ownership guidelines then in effect.

6.
WITHHOLDING TAXES

At the time that all or any portion of the Restricted Stock vests, the Award Recipient must deliver to CenturyLink the amount of income tax withholding required by law.  Unless otherwise directed in writing by CenturyLink, the Award Recipient hereby agrees to fully satisfy this tax withholding obligation by requesting CenturyLink to withhold from the shares the Award Recipient otherwise would receive hereunder shares of Common Stock having a value equal to the minimum amount required to be withheld (as determined under the Plan); provided, however, that to prevent the issuance of fractional shares and the under-withholding of taxes, the Award Recipient agrees that the number of shares withheld shall be rounded up to the next whole number of shares.

7.
ADDITIONAL CONDITIONS

Anything in this Agreement to the contrary notwithstanding, if, at any time prior to the vesting of the Restricted Stock in accordance with Section 1 or 2 hereof, CenturyLink further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any such document) of the shares of Common Stock issuable pursuant hereto is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the issuance of shares of Common Stock pursuant thereto, or the removal of any restrictions imposed on such shares, such shares of Common Stock shall not be issued, in whole or in part, or the restrictions thereon removed, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to CenturyLink.  CenturyLink agrees to use commercially reasonable efforts to issue all shares of Common Stock issuable hereunder on the terms provided herein.

8.
NO CONTRACT OF EMPLOYMENT INTENDED

Nothing in this Agreement shall confer upon the Award Recipient any right to continue in the employment of the Company, or to interfere in any way with the right of the Company to terminate the Award Recipient’s employment relationship with the Company at any time.

9.
BINDING EFFECT

Upon being duly executed and delivered by CenturyLink and the Award Recipient, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, legal representatives and successors.  Without limiting the generality of the foregoing, whenever the term “Award Recipient” is used in any provision of this Agreement under circumstances where the provision appropriately applies to the heirs, executors, administrators or legal representatives to whom this award may be transferred by will or by the laws of descent and distribution, the term “Award Recipient” shall be deemed to include such person or persons.

10.
INCONSISTENT PROVISIONS

The shares of Restricted Stock granted hereby are subject to the terms, conditions, restrictions and other provisions of the Plan as fully as if all such provisions were set forth in their entirety in this Agreement.  If any provision of this Agreement conflicts with a provision of the Plan, the Plan provision shall control, except with regard to this Agreement’s (i) grant of discretionary authority to the Committee under Section 2.2(b) and (ii) limitations on the Committee’s discretion provided in the last sentence of Section 2.6.  The Award Recipient acknowledges receipt from CenturyLink of a copy of the Plan and a prospectus summarizing the Plan and further acknowledges that the Award Recipient was advised to review such materials prior to entering into this Agreement.  The Award Recipient waives the right to claim that the provisions of the Plan are not binding upon the Award Recipient and the Award Recipient’s heirs, executors, administrators, legal representatives and successors.

11.
ATTORNEYS’ FEES AND EXPENSES

Should any party hereto retain counsel for the purpose of enforcing, or preventing the breach of, any provision hereof, including, but not limited to, the institution of any action or proceeding in court to enforce any provision hereof, to enjoin a breach of any provision of this Agreement, to obtain specific performance of any provision of this Agreement, to obtain monetary or liquidated damages for failure to perform any provision of this Agreement, or for a declaration of such parties’ rights or obligations hereunder, or for any other judicial remedy, then the prevailing party shall be entitled to be reimbursed by the losing party for all costs and expenses incurred thereby, including, but not limited to, attorneys’ fees (including costs of appeal).

12.
GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana.

13.
SEVERABILITY

If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, the Award Recipient and CenturyLink intend for any court construing this Agreement to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law.  Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

14.
ENTIRE AGREEMENT; MODIFICATION

The Plan and this Agreement contain the entire agreement between the parties with respect to the subject matter contained herein.  This Agreement may not, without the Award Recipient’s consent, be amended or modified so as to materially adversely affect the Award Recipient’s rights under this Agreement, except (i) as provided in the Plan, as it may be amended from time to time in the manner provided therein, or (ii) by a written document signed by each of the parties hereto.  Any oral or written agreements, representations, warranties, written inducements, or other communications with respect to the subject matter contained herein made prior to the execution of the Agreement shall be void and ineffective for all purposes.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on the day and year first above written.

CenturyTel, Inc.

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